EXHIBIT 10.19
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 31st day of December, 2008 (the “Effective Date”), is entered into by SMITH INTERNATIONAL, INC., a Delaware corporation with its principal place of business at Houston, Texas (the “Company”), and BRYAN DUDMAN, an individual residing at Waelder, Texas (the “Executive”).
          WHEREAS, the Executive and the Company are parties to that certain employment agreement dated December 10, 1987 (the “Original Agreement”); and
          WHEREAS, the Company now desires to make certain amendments to the Original Agreement as it deems advisable (i) which are intended to prevent an inclusion of income to the Executive or imposition of penalties on the Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise to facilitate compliance with Section 409A of the Code and (ii) to otherwise update the Original Agreement; and
          WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company; and
          WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below.
          NOW THEREFORE, In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
     1.    Term of Employment.
          1.1    The Company hereby agrees to continue to employ the Executive because of the extraordinary and unique services the Executive has rendered and can render to the Company, and the Executive accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on December 31, 2011, unless sooner terminated in accordance with the provisions of Section 4.
          1.2    At each anniversary of the Effective Date (an “Anniversary Date”), the period of employment hereunder (the “Employment Period”) shall be extended for one additional year, but, provided the Executive is still employed hereunder, the Employment Period shall end forthwith at the earlier of the Executive attaining the age of 65 years or if the Executive begins to receive benefits under any pension or retirement income plan provided by the Company or any of its subsidiaries.
     2.    Title; Capacity; Duties. The Executive shall serve as Executive Vice President, President Smith Drilling and Evaluation or in such other position as the Company’s Board of Directors (the “Board”) may determine from time to time. The foregoing description of Executive position shall not limit the Company from assigning to Executive other duties and functions in addition to or in substitution for those described above. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board, the Company’s Chief Executive Officer or such other senior executive(s) as the Board or the Chief Executive Officer shall determine.
     3.    Compensation and Benefits.
          3.1    Salary. The Company shall pay the Executive, in regular periodic installments, consistent with the Company’s general pay practices, an annualized base salary of $676,000 for each one year period (or portion thereof), commencing on the Effective Date, during the Employment Period. Such salary shall be subject to adjustment as determined by the Board in its annual review of Executive’s performance hereunder. Executive specifically acknowledges that Company has no obligation to increase said salary as a result of such review.
          3.2    Fringe Benefits and Bonus. The Executive shall be entitled to participate in all bonus, stock purchase, warrant, stock option and any other form of benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. Any annual bonus shall be paid to the Executive no later than the 15th day of the third month following the fiscal year for which such bonus was earned, unless the Executive shall elect to defer the receipt of such annual bonus under an arrangement established by the Company which is intended to comply with Section 409A of the Code.
          3.3   Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Board of Directors may request.
     4.   Employment, Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          4.1   At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.1, cause for termination shall be deemed to exist upon (a) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; or (b) any theft, embezzlement, fraud or other act of dishonesty whether or not involving the Company, which, in the good faith finding of the Board, will have a material adverse effect on the Company if Executive’s employment by the Company were to continue.
          4.2   Upon the Executive’s death or in accordance with the Company’s policies applicable to Executive in the event of the inability of the Executive to provide services due to illness, disability, or physical or emotional incapacity.
          4.3   If for any reason the Executive’s Position is eliminated or otherwise becomes redundant, or his responsibilities are substantially decreased, whether because of merger, acquisition, sale of business or assets, dissolution, tender offer, or any other reason.
          4.4   The expiration of the Employment Period in accordance with Section 1.2.
     5.   Effect of Termination.
          5.1   Termination Pursuant to Section 4.1 or 4.4. In the event the Executive’s employment is terminated pursuant to Section 4.1 or 4.4, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. Any compensation previously earned by Executive hereunder but not yet paid to him shall be accelerated and shall become payable in a lump sum upon such a termination of employment, unless the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of such compensation, in which case such deferral election, and the terms of the applicable arrangement, shall apply to such portion and such amounts shall be payable in accordance with the applicable arrangement.
          5.2   Termination Pursuant to Section 4.2 or 4.3. If the Executive’s employment is terminated pursuant to Section 4.2 or 4.3, the Company shall pay to the Executive or his personal representative, as the case may be, the compensation which would otherwise be payable to the Executive under Section 3 in a lump sum, equal to the amounts in effect under Section 3 through the end of the Employment Period. Any compensation previously earned by Executive hereunder but not yet paid to him shall be accelerated and shall become payable in a lump sum upon termination of employment, unless the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of such compensation, in which case such deferral election, and the terms of the applicable arrangement shall apply to such portion and such amounts shall be payable in accordance with the applicable arrangement.
          5.3   No Duty to Mitigate. If the Executive’s employment is terminated pursuant to Section 4.3 or under circumstances constituting a breach of this Agreement by the Company, the payments and benefits provided in Section 5.2 shall be payable without regard to Executive’s other income or his ability to obtain other employment, and Executive shall be under no duty to mitigate the amount payable hereunder.
          5.4   Survival. The provisions of Sections 6, 7 and 8 shall survive the termination of this Agreement.
     6.   Breach of Contract by Executive. Executive recognizes that the Company is entering into this Agreement in order to obtain the exclusive use of his personal services during the term hereof, that Executive’s services are of a special, unique, unusual, extraordinary, creative and intellectual character, and that the commercial success of the enterprise by which Executive is employed depends primarily upon the unique character of his services. Executive therefore agrees that the termination of employment by the Executive or the diversion of a substantial portion of the Executive’s services to unrelated endeavors during the Employment Period, in violation of this Agreement and without consent of the Company, shall be a material breach of this Agreement. The Executive understands that such loss or diversion of his services could neither be cured by the hiring of other executives nor could damages be reasonably or adequately calculated and recovered in an action at law, and therefore Executive further agrees that, to the extent permitted by law, any material breach of this Agreement may, without limiting any other remedies, be prevented or cured by an action for specific performance or injunctive relief, without the need for the Company to post bond or other security.
     7.   Non-Competition.
          (a)   During the Employment Period, the Executive will not directly or indirectly:
          (i)   As an individual proprietor, partner, stockholder, officer, executive, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling, whether at wholesale or at retail, or of performing, providing, or offering, products and/or services of the kind or type developed or being developed, produced, marketed, sold, offered, provided or performed by the Company while the Executive was employed by the Company; or
          (ii)   recruit, solicit or induce, or attempt to induce, any executive or executives of the Company or any other person or entity having any continuing or periodic relationship with the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or
          (iii)   solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company which were contacted, solicited or served by the Executive while employed by the Company.
          (b)   If any restriction set forth in this Section 7 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.
          (c)   The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security.
     8.   Proprietary Information and Developments.
          8.1   Proprietary Information.
          (a)   Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs, business methods, suppliers or customers (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault of the Executive.
          (b)   Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, flow charts, business methods, promotional materials, video or sound recordings, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

          (c)   Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and intangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.
          8.2   Developments.
          (a)   Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and works of authorship, whether or not patentable or copyrightable, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).
          (b)   Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 8.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.
          (c)   Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual and intangible property rights (both in the United States and in foreign countries) relating to Proprietary Information and Developments. Executive shall sign all papers, including, without limitation, copyright applications and/or assignments, patent applications and/or assignments, declarations, oaths, formal assignments, assignments of proprietary rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Proprietary Information or Development.
          8.3   Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.
       9.   Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9. A copy of all notices given by Executive to the Company shall be sent to each member of the Board.
     10.   Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
     11.   Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Original Agreement.
     12.   Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.
     13.   Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the Law of the State of Texas, without reference to principles of conflict of law.
     14.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.
     15.   Section 409A. The parties intend that this Agreement be interpreted in a manner to be exempt from the requirements of Section 409A of the Code and, where not so exempt, to be in compliance therewith. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Other than pursuant to an irrevocable deferral election that complies with the requirements of Section 409A of the Code pursuant to a deferred compensation arrangement implemented by the Company, Executive (or his estate or beneficiary) shall have no right to dictate the taxable year in which any payment hereunder should be paid. Notwithstanding any provision of this Agreement to the contrary, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, if at the time of Executive’s termination of employment with the Company, the Executive is a “specified employee” within the meaning of Section 409A of the Code, no payment or benefit that results from the Executive’s termination of employment will be provided until the date which is six months after the date of Executive’s termination of employment. Payments to which the Executive would otherwise be entitled during the six-month period described above will be accumulated and paid in a lump sum on the first day of the seventh month after the date of the Executive’s termination of employment. For purposes of this Section 15 and, only to the extent that this Agreement is subject to the requirements of Section 409A of the Code and is not exempted from such requirements, Sections 4 and 5, “terminate”, “termination” or “termination of employment” shall have the same meaning as “separation from service” as set forth in Treasury Regulation section 1.409A-1(h)(1). All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).
     16.   Miscellaneous.
          16.1   No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver of consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          16.2   The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          16.3   In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SMITH INTERNATIONAL, INC.

By:

Its:

EXECUTIVE: